EXHIBIT 11.1


[Dechert LLP Letterhead]

December 19, 2003

RBC Funds, Inc.
90 South Seventh Street, Suite 4300
Minneapolis, MN 55402

Re.  Growth Fund Reorganization

Dear Sirs:

We have acted as counsel to RBC Funds, Inc. (the "Company"), a Maryland corporation, and we have a general familiarity with the Company's business operations, practices and procedures. You have asked for our opinion regarding the issuance of Class S shares ("Shares") of the Company in respect of RBC Large Cap Equity Fund, a series of the Company, in connection with the acquisition of the assets and assumption of the liabilities of David L. Babson Growth Fund, Inc. by the Company, which Shares will be registered on a Form N-14 Registration Statement (the "Registration Statement") filed by the Company with the Securities and Exchange Commission.

We have examined originals or certified copies, or copies otherwise identified to our satisfaction as being true copies, of various corporate records of the Company and such other instruments and documents as we have deemed necessary in order to render this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those records, instruments and documents.

On the basis of the foregoing, we are of the opinion that, subject to the creation of the Shares in accordance with the laws of the State of Maryland, upon closing of the reorganization of the David L. Babson Growth Fund, Inc. pursuant to the terms of the Agreement and Plan of Reorganization included in the Registration Statement, the Shares of the RBC Large Cap Equity Fund being registered on the Registration Statement will be legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with and as part of the Registration Statement and in any amended or supplement versions thereof, until such time as we revoke said consent.

Very truly yours,



Dechert LLP